Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 1, 2013		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2013 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.1 billion bank holding company with two bank subsidiaries, announced its financial results for the first quarter of 2013.  Premier realized income of $2,504,000 (28 cents per share) during the quarter ending March 31, 2013, an 11.5% decrease from the $2,830,000 of net income reported for the first quarter of 2012.  The decrease in income from 2012 is largely due to a decrease in interest income (primarily on loans) exceeding a decrease in interest expense, a decrease in non-interest expense, a decrease in the provision for loan losses and an increase in non-interest income.  On a diluted per share basis, Premier earned $0.28 during the first quarter of 2013 compared to $0.31 per share earned during the first quarter 2012.

President and CEO Robert W. Walker commented, “We are very pleased with our first quarter earnings and per share results.  Our operating expenses continue to decline.  Interest expense continues to decrease due to the extended low interest rate environment.  Our provision for loan losses was lower than last year.  And we realized a gain on the call of an investment that boosted non-interest income this year.  Furthermore, while interest income in 2013 is lower than the first quarter of 2012, the decrease is largely due to the recognition in 2012 of deferred interest and discounts on the successful resolution of a few of our non-performing assets.  The timing of these successful resolutions is difficult to predict, which creates fluctuations in our reported loan interest income.  Nevertheless, competition is keen, and we are realizing decreases in our loan yields as a result.  We continue to conservatively evaluate our credit risk, and increased our provision for loan losses accordingly during the quarter.”

Net interest income for the quarter ending March 31, 2013 totaled $10.140 million, compared to $12.418 million of net interest income earned in the first quarter of 2012.  When compared to the first quarter of 2012, net interest income decreased by $2.3 million, or 18.3%, largely due to a $2.6 million decrease in interest income on loans.  The decrease in interest income on loans is largely due to deferred interest and discounts recognized on two non-accrual loans that paid off during the first quarter of 2012, which added about $2.1 million to loan interest income in 2012.  Otherwise, a $475,000, or 3.9% decrease in interest income on loans and a $224,000, or 11.9%, decrease in interest income from investments and interest bearing bank balances was largely offset by $523,000 of interest expense savings during the first quarter of 2013.  When compared to the first quarter of 2012, interest expense on deposits decreased by $444,000, or 28.9%, during the first quarter of 2013, while interest expense on short- and long-term borrowings decreased by $79,000, or 30.0%, during the first quarter of 2013.

During the quarter ending March 31, 2013, Premier recorded $570,000 of provision for loan losses compared to $950,000 of provision for loan losses during the same period of 2012.  The decrease in the level of provision expense in 2013 is largely due to loan recoveries recorded during the first quarter of 2013, which add to the overall allowance for loan losses. The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The extended decline in economic conditions is still having an impact on borrowers’ repayment abilities as both non-accrual loans and accruing loans 90+ days past due have increased since year-end 2012.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans decreased by $270,000 in the first quarter of 2013 when compared to the same quarter of 2012, while recoveries on loans previously charged-off increased by $448,000 in the first quarter of 2013 when compared to the same quarter of 2012.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending March 31, 2013 totaled $5.890 million compared to $7.077 million in the first quarter of 2012.  The $1.187 million decrease in net overhead when compared to the first quarter of 2012 is largely due to reductions in staff costs, occupancy costs, and professional fees along with higher than usual collections costs in 2012 related to the collection of non-performing assets discussed above.  Non-interest income increased by $128,000, or 8.4%, in the first quarter of 2013 when compared to the first quarter of 2012, largely due to $148,000 gain on the early call of an investment security.  Otherwise, a $41,000, or 4.9%, decrease in service charges on deposit accounts, an $18,000, or 3.7%, decrease in electronic banking income and a $30,000 decrease in income from other banking services was partially offset by a $69,000 increase in secondary market mortgage income.  Non-interest expenses decreased by $1.2 million, or 14.0%, in the first quarter of 2013 compared to the first quarter of 2012.  Decreases in non-interest expenses include a $371,000, or 9.4%, decrease in staff costs, a $102,000, or 8.6%, decrease in occupancy and equipment expenses, a $128,000, or 45.1%, decrease in professional fees, a $52,000, or 6.0%, decrease in data processing costs and a $532,000, or 79.5%, decrease in loan collection costs.  These expense reductions, as well as others, more than offset a $110,000, or 51.4%, increase in OREO expenses and a $57,000, or 36.8%, increase in taxes not on income.

Total assets as of March 31, 2013 were down $9.0 million, or 0.8%, from the $1.1 billion of total assets at year-end 2012.  The decrease in total assets since year-end is largely due to an $8.6 million, or 3.0%, decrease in investment securities and a $4.1 million, or 0.6%, decrease in total loans outstanding.  Other real estate owned decreased by $268,000, or 2.0%, and other assets decreased by $1.1 million.  These decreases were partially offset by a $6.0 million increase in liquid assets such as cash and due from banks, interest bearing bank balances and federal funds sold.  The net proceeds from the reductions in assets were used to satisfy a $15.6 million reduction in customer repurchase agreements and to reduce other borrowings by $527,000, or 3.3%.  Partially offsetting these reductions was a $3.3 million, or 0.5%, increase in interest bearing deposit accounts and a $2.5 million, or 1.3%, increase in non-interest bearing deposit accounts.  Shareholders’ equity of $145.3 million equaled 13.1% of total assets at March 31, 2013, which compares to shareholders’ equity of $144.3 million or 12.9% of total assets at December 31, 2012.  The increase in shareholders’ equity was largely due to the $2.5 million of first quarter net income partially offset by dividends declared on common stock and Premier’s Series A Preferred Stock as well as a $480,000, net of tax, decrease in the market value of the investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending March 31, 2013

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2013	2012
Interest Income	11,415	14,216
Interest Expense	1,275	1,798
Net Interest Income	10,140	12,418
Provision for Loan Losses	570	950
Net Interest Income after Provision	9,570	11,468
Non-Interest Income	1,645	1,517
Non-Interest Expenses	7,387	8,594
Income Before Taxes	3,828	4,391
Income Taxes	1,324	1,561
NET INCOME	2,504	2,830
Preferred Stock Dividends and Accretion	165	305
Net Income Available to Common Shareholders	2,339	2,525

EARNINGS PER SHARE	0.29	0.32
DILUTED EARNINGS PER SHARE	0.28	0.31
DIVIDENDS PER SHARE	0.11	0.00

Charge-offs	251	521
Recoveries	535	87
Net charge-offs (recoveries)	(284)	434

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2013	2012
ASSETS
Cash and Due From Banks	26,750	32,473
Interest Bearing Bank Balances	45,015	33,536
Federal Funds Sold	4,474	4,236
Securities Available for Sale	275,408	283,975
Loans (net)	688,194	693,137
Other Real Estate Owned	13,098	13,366
Other Assets	26,368	27,468
Goodwill and Other Intangible Assets	32,444	32,596
TOTAL ASSETS	1,111,751	1,120,787

LIABILITIES & EQUITY
Deposits	936,419	930,583
Fed Funds/Repurchase Agreements	10,539	26,102
Other Borrowings	15,522	16,049
Other Liabilities	3,931	3,757
TOTAL LIABILITIES	966,411	976,491
Preferred Stockholder’s Equity	11,911	11,896
Common Stockholders’ Equity	133,429	132,400
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,111,751	1,120,787

TOTAL BOOK VALUE PER COMMON SHARE	16.76	16.63
Tangible Book Value per Common Share	12.68	12.53

Non-Accrual Loans	26,715	25,806
Loans 90 Days Past Due and Still Accruing	6,529	3,890